Exhibit 99.1

Weida Communications Completes Contractual Arrangements Giving It Effective Management Control and Majority Profit-Sharing Interest in Its Operating Partner in China

FORT LAUDERDALE, Fla., Aug. 30 /PRNewswire-FirstCall/ — Weida Communications, Inc. (OTC Bulletin Board: WDAC.OB) said it completed a series of contractual arrangements resulting in its acquisition of effective management control and 51 percent profit-sharing interest in Guangzhou Weida Communications Co., Ltd. The transaction represents a significant step for Weida Communications in executing its business model as a shareholder-owned company that operates under American business practices and participates directly in the fast-growing Chinese telecommunications market.

Under the terms of the transaction, Weida Communications acquired effective majority ownership and control of Guangzhou Weida Communications through a 51 percent profit-sharing interest held by a wholly owned Hong Kong entity and other contractual arrangements. Under the agreements Weida Communications can designate three of Guangzhou Weida’s five directors.

The completed arrangements mean that Weida brings together Chinese local market and telecommunications expertise and American financial, technological, and structural support. “This is a significant milestone for Weida Communications’ strategy of delivering an attractive opportunity to investors to participate in the growth opportunities in China through an entity that complies with U.S. securities laws and functions under familiar financial and accounting practices,” said Mitchell Sepaniak, Weida Communications’ chairman and chief executive officer.

As part of the transaction, Weida Communications will be issuing 16.3 million shares to the shareholders of Guangzhou Weida. Weida Communications also is committed to paying Guangzhou Weida shareholders $15 million 12 months from the time of the just-completed transaction or when the companies complete formation of a Sino-foreign equity joint venture. The parties are seeking Peoples Republic of China regulatory approvals for the EJV, in which Weida Communications would hold a 25 percent ownership interest in addition to its profit-sharing interest. When the EJV takes effect, its profit-sharing interest will be reduced to 26 percent so as to maintain its effective 51 percent majority interest.

Weida Communications and Guangzhou Weida have agreed that no cash payments will be made to Guangzhou Weida shareholders until the EJV is approved or for 12 months while the process is under way. Approval and formation of the equity joint venture is not required for Weida Communications to achieve its basic control and financial reporting objectives for the acquisition, which it meets through the 51 percent profit-sharing and contractual structure.

Weida Communications, Inc. is a U.S.-managed company which participates in the fast-growing China telecommunications market through its majority profit- sharing interest in and control of one of only two companies in China holding licenses for bi-directional VSAT (Very Small Aperture Terminal) satellite communications services, an attractive telecommunications solution in China with its exploding demand for telecommunications, dense urban areas, and extensive mountainous terrain. Weida’s satellite operations in China provide ground-based equipment and related services to support government and corporate applications, including broadband Internet access, remote meter monitoring, and mission-critical data backup systems. For more information, visit the Weida Communications, Inc. Web site at http://www.weida.com.